UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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WAFD, INC.
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The following interview was made available to employees of WaFd, Inc. and EverBank Financial Corp on September 8, 2026.

Brad Goode:

Hi there, WaFd colleagues and EverBank associates. I'm Brad Goode, the Marketing Communications Director at WaFd Bank. Thank you for joining us. I think by now many of you have heard or at least read the news about this big announcement changing the face of regional banking with the partnership between EverBank and WaFd Bank. It is truly a new chapter for both banks. So, to dig in on this a little bit more, I am joined by Greg Seibly, the CEO of EverBank and the CEO of WaFd Bank, Brent Beardall. Gentlemen, thanks for being here.

Brent Beardall:

Thanks for having us, Brad. We're excited.

Brad Goode:

Yeah. Let's talk a little bit more about this partnership, why it's so significant. Greg, let's start with you.

Greg Seibly:

Brad. We're really excited about this. I think if you look at the two organizations, WaFd has an amazing history. I've been a fan of the organization for a very long time, having lived in the Pacific Northwest for almost ten years, and I've known Brent for a decade and a half at least. You have an amazing history, amazing colleagues, and amazing brand recognition in this market. As you came out of the thrift roots and were pivoting in project 2030. We know that you're very mature depository and aspiring to be a more complete commercial bank. Our story is a bit of a different story. We have about a 50-year history. The last three years we've been owned by private equity. We've become very accomplished in terms of the lending verticals. But in terms of our physical franchise on the depository side and our direct bank, we're not as mature as we would like to be.

So that the weakness or shortcoming on our side is offset by the strength on your side and the depository. And we believe that our lending capabilities on a national basis will help accelerate the overall 2030 objective for WaFd. And together we're stronger.

Brad Goode:

Brent. Talk about that. The significance for us.

Brent Beardall:

Well, first of all, Mr. Seibly, welcome to Seattle. I am so excited to partner with you.

Greg Seibly:

Good to be here.

Brent Beardall:

Sincerely. You know, from a WaFd perspective, as we evaluated just the landscape of banking, we've talked about this, the banking lines. It's tough in today's day and age. The largest 25 banks are growing deposit share and everyone else is shrinking deposit share. And I wholeheartedly believe in what our strategic plan was to grow low cost deposits. And we've seen how challenging that is. And so how do we achieve our goal by ourselves. It's going to be hard. But if we can have a partner and the right partner, and I truly believe with Greg and the team at EverBank, we have found that right partner. And I'll talk about why I think they're the right partner for us.

It allows us to get to a scale from a profitability standpoint where we are no longer the hunted, but we can all the sudden become the predator ourselves. And it gives us opportunities. It gives our bankers more opportunities. It gives our clients more opportunities from a hold limit perspective. And one of the things that we've done really well in this last year is we found out some of the specialty lending niches, and we've been able to exploit those.

And as I got to know EverBank more and what they do, that's exactly what they do, but they do it on steroids. And as we dug in and did our due diligence, we came away so impressed with the quality of their underwriting, their understanding of their clients and the structure of their deals. So, it's really is a beautiful combination on so many levels.

It's as if two puzzle pieces came together.

Greg Seibly:

Simply put, one plus one can equal greater than two.

Brent Beardall:

That's right.

Brad Goode:

Well, both of you are enthusiastically positive, obviously, with how similar our cultures are and the synergies that can drive growth. So, Greg, what should colleagues at EverBank be thinking about this partnership?

Greg Seibly:

Colleagues at EverBank should be thinking this is an amazing rounding out of our story as a bank. Just like I think the WaFd colleagues should be thinking about the same thing going the other way on the lending side. What this does for us, our direct bank, is very accomplished. We'll be able to use that as a competitive weapon in states where we don't have physical footprints, because we have the ability to go anywhere within a geo-coded range of a metropolitan area, a neighborhood within a metropolitan area, and be very precise about how we target people online for deposit opportunities and what the 225 branches or so of WaFd bring rounds out the 40 that we have in California and Florida. So we now have even stronger positions in the West, and we have Florida to boot, which is a large and fast-growing state with; we have about $10 billion of deposits there. So, we think together that delivery franchise and our ability to bring better technology to the EverBank side for retail locations and our financial centers will be greatly enhanced as a result. And again, I think it's going to be an amazing story.

Brad Goode:

You know, Brent, when you merge into a larger institution, everybody asks, what happens to me now? What can you tell WaFd Bank colleagues?

Brent Beardall:

That's a legitimate question. And one of the reasons we selected EverBank as our partner is because the opportunities for us will be greater here than on almost any other partnership. And if you look at synergies and it's out in our public materials, we're going to spend about $1.1 billion collectively in terms of operating expenses and the synergies we're looking for are just 11% of that number. So no colleague should jump to a conclusion, “oh, I'm not going to have a job going forward.” You never know. Please be patient with the process. Give us a chance. I think a lot of people will be surprised. For the vast majority of our colleagues, our bankers, if you serve clients directly, keep doing it. You have a job and we want to run. If you're at parts of back office or middle management, we need to evaluate. We're going to bring the two teams together and figure out how can we be stronger together. And that will likely be a combination of both teams coming together. But those decisions will be made in the next three months.

Brad Goode:

Greg, along those lines, how will leadership roles change and decision-making change as the partnership evolves? How do you see that?

Greg Seibly:

So it'll be a very collaborative effort. Brent and I have already spent time starting with the policy making officers of the bank. We’ll set that first, and I know our teams have had a lot of opportunities, or select members of our teams have had a lot of opportunities to get to know one another as part of the due diligence process. I think hopefully both sides came away impressed. I know the EverBank side did and from what I've heard from the colleagues at WaFd, the same is true. So again, I think it goes to the fact that both organizations put people forward as a competitive advantage. You can't be effective, in my view, in financial services in this day and age without having people where it's not just their head space, it's their heart space that's connected. Because it's about the heart, and when you have that as an employer and you're an employer of choice, that makes all the difference. Your people are willing to work longer and harder and smarter and make a difference for the clients, the communities, one another and the shareholders. And that, to me is the great unlock that so many companies as they scale miss. We’ll be 75 billion. It's meaningful. It puts us in a position to compete for the next level over time. And what we need is every associate and colleague at this company who wants to be part of something great over time and wants to build a better tomorrow, where we can do things that are exceptional and we hold the highest standard for ourselves. This is the place that we want people to want to be, and that's the whole story.

Brent Beardall:

If you wonder why I think our culture is going to match, listen to what he just said. That is a banker with heart, with compassion, making a difference in the communities, making a difference for our clients, making a difference for our bankers and our associates. We are like minded. For both Greg and I, there is nothing we would ask any of our bankers to do that we wouldn't do ourselves. Servant leadership is the way we want to lead and we aspire to lead. We're not always perfect at it, but we try really hard, and it is not mutually exclusive that we can do good in this world and we can make a fair profit. And as a combined organization, at least from WaFd perspective, we're taking our return on tangible common equity from just under 11% to almost 15%. Think about that. That's almost a 50% increase in our shareholders’ returns. And as you know, we just hit near an all-time high stock price, so we're doing well. But this takes us to the next level. And we'll all get to share in that upside because of the ownership of all of our employees having stock options.

As you look at strategic partnerships like this, most of the time you don't have the two top leaders stay. Most of the time one of the leaders departs and says, “I'm cutting my deal. I'm out.” That's not what's happening here. I am so humbled and honored to be able to work with Mr. Greg Seibly. He's a person of integrity. I know what he stands for, and I will go to war with him. And I cannot wait to go out and win business together. And that's another thing that makes this an unusual partnership.

Brad Goode:

And gentlemen, the theme throughout this process has been stronger together. What does this mean to both of you for our teams? Greg?

Greg Seibly:

I think the words stand on their own two feet when you look at it. Again, we had complementary strengths and we have some gaps that we both needed. And when you put it together, we round those out. We take out the deficiencies or pull them much more to, you know, what we would call better in class state. And from there the view is just take the cultures, build on the cultures, do it through the colleagues and the associates make a difference every day. And we think over time we can do some things that are going to really surprise people across the country because of our footprint and what we're going to accomplish, the performance we're going to generate and the reputation that we'll garner at the same time.

Brad Goode:

Bret, final word on that?

Brent Beardall:

You know, we have been on such a journey here at WaFd, and this is not the end of the journey. This is just taking it to the next level. And we talk about our culture. I prefer to call our ethos, and I truly believe our ethos at WaFd, we have found our match on the other coast in Florida with Greg and the team at EverBank. This is going to provide opportunities that none of us --  at least I didn't think was possible for us. We're going to be able to really dive into where our clients need us and how can we deliver for them, but we don't want to become that 75-100 billion bank that you can't get anything done. Our goal is to be nimble and to deliver for our clients when, where and how they need us. The other thing that's great about this partnership is we have redundancies, we have redundancies in technology. And with those redundancies, we're not just looking to take out the cost, take it to the bottom line, but how can we deliver better solutions, whether that be in our CRM system, whether that be in our treasury management system, whether we can make improvements to the direct bank, whether we continue to make improvements to online and mobile banking. We know we have to make those investments, and now there's more money available to do that as a larger institution together.

Brad Goode:

My thanks to you both. We look forward to a very successful future together.

Greg Seibly:

Absolutely.

Brent Beardall:

Thank you.

Greg Seibly:

Partner. Onward!

Brent Beardall:

We’re off!

Statement Regarding Forward-looking Information

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the beliefs, plans, goals, expectations and estimates of WaFd, Inc. (“WaFd”) and EverBank Financial Corp (“EverBank”). Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target,” “plan,” “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of WaFd and EverBank, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in WaFd’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the following factors, among others: (i) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between WaFd and EverBank; (ii) the outcome of any legal proceedings that may be instituted against WaFd or EverBank, including potential litigation that may be instituted against WaFd or its directors or officers related to the proposed transaction or the definitive merger agreement between WaFd and EverBank; (iii) the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; (iv) the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of WaFd; (v) the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where WaFd and EverBank do business; (vi) certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; (vii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (viii) diversion of management’s attention from ongoing business operations and opportunities; (ix) reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (x) WaFd’s and EverBank’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; (xi) currency and interest rate fluctuations; (xii) success of hedging activities; (xiii) material adverse changes in economic and industry conditions, including the availability of short and long-term financing; (xiv) general competitive, economic, political and market conditions; (xv) changes in asset quality and credit risk; (xvi) the inability to sustain revenue and earnings growth; (xvii) inflation; (xviii) customer borrowing, repayment, investment and deposit practices; (xix) the impact, extent and timing of technological changes; (xx) capital management activities; (xxi) other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the State of Washington; (xxii) legislative and regulatory actions and reforms; and (xxiii) other factors that may affect future results of WaFd and EverBank.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in WaFd’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of WaFd’s website, www.wafdbank.com/about-us/investor-relations, under the heading “SEC Filings” and in other documents WaFd files with the SEC (available at www.sec.gov). All such factors, as well as other uncertainties and potential events, and the inherent uncertainty of forward-looking statements, should be considered carefully when making decisions with respect to WaFd and EverBank.

Any forward-looking statements contained in this document represent the views of WaFd and EverBank only as of the date hereof and are presented for the purpose of assisting their respective shareholders and analysts in understanding WaFd’s and EverBank’s financial position, objectives and priorities and anticipated financial performance as at and for the periods ended on the dates presented, and may not be appropriate for other purposes. Neither WaFd nor EverBank undertakes to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf, except as required under applicable securities legislation.

Important Other Information

In connection with the proposed transaction, WaFd intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, WaFd will mail the definitive proxy statement to each shareholder entitled to vote at the meeting relating to the proposed transaction.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF WAFD ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING WAFD’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WAFD AND THE PROPOSED TRANSACTION.

Investors and shareholders of WaFd will be able to obtain a free copy of the proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Brad Goode, WaFd, Inc., 425 Pike Street, Seattle, Washington 98101, telephone (206) 626-8178.

Participants in the Solicitation

WaFd, EverBank and certain of WaFd’s directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding WaFd’s directors and executive officers is available in the proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.